Certificate of Amendment

of

Certificate of Incorporation

of

TIDEL TECHNOLOGIES, INC.

Under Section 242 of the General Corporation Law

It is hereby certified that:

1.  The name of the corporation is Tidel Technologies, Inc. (the “Corporation”).

2.  The Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE I thereof and inserting in its place the following:

“ARTICLE I: The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Secure Alliance Holdings Corporation.”

3.  The Amendment of Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and requisite consent of a majority of the outstanding stock of the Corporation has been given in accordance with the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed on this 29th day of September, 2006.

TIDEL TECHNOLOGIES, INC.

/s/ Leonard L. Carr
Name: Leonard L. Carr
Title: Secretary